FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 26, 2015	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $0.09 PER COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, OCTOBER 27, AT 3:30PM CDT

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common shareholders for the first quarter of fiscal 2016 of $3.6 million, an increase of $336,000, or 10.3%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income, noninterest income, and a decrease in provision for loan losses, partially offset by an increase in noninterest expense and provision for income tax. Preliminary net income available to common shareholders was $.48 per fully diluted common share for the first quarter of fiscal 2016, an increase of $0.04, or 9.1%, as compared to the same period of the prior fiscal year, adjusted for the two-for-one common stock split in the form of a 100% common stock dividend paid in January 2015.

Highlights for the first quarter of fiscal 2016:

•
Earnings per common share (diluted) were up $.04, or 9.1%, as compared to $.44 earned in the same quarter a year ago (adjusted for the January 2015 stock split), and up $.01, or 2.1%, as compared to the $.47 earned in the fourth quarter of fiscal 2015, the linked quarter.

•
Annualized return on average assets was 1.12%, while annualized return on average common equity was 12.6%, as compared to 1.09% and 13.2%, respectively, in the same quarter a year ago, and as compared to a 1.11% and 12.5%, respectively, in the fourth quarter of fiscal 2015, the linked quarter.

•	Net loan growth for the first three months of fiscal 2016 was $15.9 million, or 1.5%. Deposits were up $2.5 million, or 0.5%.

•
Net interest margin for the first quarter of fiscal 2016 was 3.87%, down from the 3.93% reported for the year ago period, and up from the net interest margin of 3.85% for the fourth quarter of fiscal 2015, the linked quarter.

•
Noninterest income was up 11.2% for the first quarter of fiscal 2016, compared to the year ago period, and down 8.2% from the fourth quarter of fiscal 2015, the linked quarter (none of the periods included securities gains or losses).

•
Noninterest expense was up 5.1% for the first quarter of fiscal 2016, compared to the year ago period, and down 0.2% from the fourth quarter of fiscal 2015, the linked quarter. The year-ago period included $128,000 in noninterest expense related to merger and acquisition activity, with no comparable expenses in the current quarter, or in the linked quarter.

•	Non-performing assets were $8.6 million, or 0.65% of total assets, at September 30, 2015, as compared to $8.3 million, or 0.64% of total assets, at June 30, 2015.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 20, 2015, declared its 86th consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $.09 per common share will be paid November 30, 2015, to common stockholders of record at the close of business on November 13, 2015. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Repurchase of Small Business Lending Fund Preferred Stock Completed:

The Company noted in a Current Report on Form 8-k filed October 16, 2015, that it redeemed all 20,000 shares of the Company's Senior Preferred Non-Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock"), which were issued to the U.S. Department of the Treasury in July 2011 pursuant to Treasury's Small Business Lending Fund (SBLF) program. The shares of Preferred Stock were redeemed at their liquidation amount of $1,000 per share plus accrued but unpaid dividends to the redemption date.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 27, 2014, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through November 9, 2015. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10075043. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2016, with total assets of $1.3 billion at September 30, 2015, reflecting an increase of $19.7 million, or 1.5%, as compared to June 30, 2015. Balance sheet growth was funded primarily with Federal Home Loan Bank (FHLB) overnight borrowings and deposit growth.

Available-for-sale (AFS) securities were $127.5 million at September 30, 2015, a decrease of $2.1 million, or 1.6%, as compared to June 30, 2015. The decrease was attributable to principal payments received on mortgage-backed securities and U.S. government agency obligations, partially offset by purchases of municipal securities. Cash equivalents and time deposits were $20.2 million, an increase of $1.5 million, or 8.2%, as compared to June 30, 2015.

Loans, net of the allowance for loan losses, were $1.1 billion at September 30, 2015, an increase of $15.9 million, or 1.5%, as compared to June 30, 2015. The increase was primarily attributable to increased balances for commercial and agricultural operating and equipment loans, residential real estate loans (primarily, multifamily real estate), and commercial real estate loans, partially offset by declines in drawn construction loan balances and consumer loan balances.

Non-performing loans were $4.1 million, or 0.38% of gross loans, at September 30, 2015, as compared to $3.8 million, or 0.36% of gross loans, at June 30, 2015. Non-performing assets were $8.6 million, or 0.65% of total assets, at September 30, 2015, as compared to $8.3 million, or 0.64% of total assets, at June 30, 2015. Our allowance for loan losses at September 30, 2015, totaled $12.8 million, representing 1.18% of gross loans and 315% of non-performing loans, as compared to $12.3 million, or 1.15% of gross loans, and 323% of non-performing loans, at June 30, 2015. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2015, is adequate, based on that measurement.

Total liabilities were $1.2 billion at September 30, 2015, an increase of $16.5 million, or 1.4%, as compared to June 30, 2015.

Deposits were $1.1 billion at September 30, 2015, an increase of $2.5 million, or 0.2%, as compared to June 30, 2015. The increase was primarily attributable to increased interest-bearing and noninterest-bearing transaction account balances, partially offset by decreases in savings account and certificate of deposit balances. The average loan-to-deposit ratio for the first quarter of fiscal 2016 was 101.8%, unchanged from the same period of the prior fiscal year.

FHLB advances were $82.1 million at September 30, 2015, an increase of $17.3 million, or 26.7%, as compared to June 30, 2015. The increase was attributable to overnight borrowings utilized to fund asset growth. Securities sold under agreements to repurchase totaled $24.4 million at September 30, 2015, a decrease of $2.9 million, or 10.6%, as compared to June 30, 2015. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $135.9 million at September 30, 2015, an increase of $3.2 million, or 2.4%, as compared to June 30, 2015. The increase was attributable primarily to the retention of net income and an increase in accumulated other comprehensive income, partially offset by dividends paid on common and preferred stock.

Income Statement Summary:

On August 5, 2014, the Company closed on the acquisition of Peoples Service Company and its subsidiaries, Peoples Banking Company and Peoples Bank of the Ozarks (the "Peoples Acquisition"). Beginning in the first quarter of fiscal 2015, the Peoples Acquisition impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company's net interest income for the three-month period ended September 30, 2015, was $11.7 million, an increase of $575,000, or 5.2%, as compared to the same period of the prior fiscal year. The increase was attributable to a 6.7% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin, from 3.93% in the three-month period ended September 30, 2014, to 3.87% in the current three-month period.

Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples Acquisition increased to $412,000 for the three-month period ended September 30, 2015, as compared to $390,000 in the same period of the prior fiscal year. This component of net interest income contributed 14 basis points to net interest margin in the three-month period ended September 30, 2015, equal to the impact in the same period of the prior fiscal year. The dollar impact from the Peoples Acquisition increased in comparison to the year-ago period primarily as a result of the Company's ownership of the underlying assets for a full quarter, while the impact on net interest margin was stable because average interest earning assets increased by a similar percentage. The trend generally has been for the impact to decline each sequential quarter as a result of acquired assets maturing or prepaying.

The provision for loan losses for the three-month period ended September 30, 2015, was $618,000, as compared to $827,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .23% (annualized), while the Company recorded net charge offs during the period of .04% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .35% (annualized), while the Company recorded a net recovery of .01% (annualized).

The Company's noninterest income for the three-month period ended September 30, 2015, was $2.2 million, an increase of $222,000, or 11.2%, as compared to the same period of the prior fiscal year. The increase was attributed to increases in bank card interchange income, deposit account service charges, and loan fees, partially offset by a decrease in gains realized on secondary market loan originations.

Noninterest expense for the three-month period ended September 30, 2015, was $8.0 million, an increase of $386,000, or 5.1%, as compared to the same period of the prior fiscal year. The increase was attributed primarily to compensation and benefits and occupancy expenses, partially offset by a decline in legal and professional fees, including losses on debit card fraud and charges related to foreclosed real estate. Included in noninterest expense for the three-month period ended September 30, 2014, was $128,000 in merger-related charges, with no comparable expenses in the current period. The efficiency ratio for the three-month period ended September 30, 2015, was 57.4%, as compared to 58.0% for the same period of the prior fiscal year. The improvement resulted from a combined 5.7% increase in net interest income and noninterest income, while noninterest expense increased 5.1%.

The income tax provision for the three-month period ended September 30, 2015, was $1.7 million, an increase of $284,000, or 20.6%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, from 29.5% to 31.4%. The general trend in the effective tax rate has been upward, as the Company's taxable income has grown at a rate faster than its investments in tax advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2015	2015	2015	2014	2014

Cash equivalents and time deposits	$20,250	$18,719	$23,496	$40,018	$28,139
AFS securities	127,485	129,593	133,637	146,030	156,785
FHLB/FRB membership stock	7,162	6,467	6,475	5,384	7,212
Loans receivable, gross	1,081,899	1,065,443	1,061,267	1,025,447	1,029,644
Allowance for loan losses	12,812	12,297	11,743	10,958	10,109
Loans receivable, net	1,069,087	1,053,146	1,049,524	1,014,489	1,019,535
Bank-owned life insurance	19,836	19,692	19,549	19,409	19,266
Intangible assets	8,470	8,757	9,007	9,289	9,595
Premises and equipment	42,788	39,726	37,490	35,982	34,415
Other assets	24,715	23,964	23,680	25,650	20,956
Total assets	$1,319,793	$1,300,064	$1,302,858	$1,296,251	$1,295,903

Interest-bearing deposits	$935,375	$937,771	$935,347	$937,273	$905,980
Noninterest-bearing deposits	122,341	117,471	121,647	125,603	115,682
Securities sold under agreements to repurchase	24,429	27,332	27,960	21,385	24,113
FHLB advances	82,110	64,794	65,080	62,966	108,751
Other liabilities	4,981	5,395	5,232	4,472	522
Subordinated debt	14,682	14,658	14,635	14,617	14,594
Total liabilities	1,183,918	1,167,421	1,169,901	1,166,316	1,169,642

Preferred stock	20,000	20,000	20,000	20,000	20,000
Common stockholders' equity	115,875	112,643	112,957	109,935	106,261
Total stockholders' equity	135,875	132,643	132,957	129,935	126,261

Total liabilities and stockholders' equity	$1,319,793	$1,300,064	$1,302,858	$1,296,251	$1,295,903

Equity to assets ratio	10.30%	10.20%	10.21%	10.02%	9.74%
Common shares outstanding	7,424,666	7,419,666	7,413,666	7,411,666	7,382,666
Less: Restricted common shares not vested	54,800	55,600	73,200	71,200	72,000
Common shares for book value determination	7,369,866	7,364,066	7,340,466	7,340,466	7,310,666

Book value per common share	$15.72	$15.30	$15.39	$14.98	$14.54
Closing market price	20.72	18.85	18.87	18.99	17.94

Nonperforming asset data as of:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2015	2015	2015	2014	2014

Nonaccrual loans	$4,021	$3,758	$4,200	$4,665	$2,925
Accruing loans 90 days or more past due	50	45	137	15	24
Nonperforming troubled debt restructurings (1)	-	-	-	-	-
Total nonperforming loans	4,071	3,803	4,337	4,680	2,949
Other real estate owned (OREO)	4,392	4,440	4,291	4,099	3,804
Personal property repossessed	109	64	36	29	9
Nonperforming investment securities	-	-	-	-	-
Total nonperforming assets	$8,572	$8,307	$8,664	$8,808	$6,762

Total nonperforming assets to total assets	0.65%	0.64%	0.66%	0.68%	0.52%
Total nonperforming loans to gross loans	0.38%	0.36%	0.41%	0.46%	0.29%
Allowance for loan losses to nonperforming loans	314.71%	323.35%	270.76%	234.15%	342.79%
Allowance for loan losses to gross loans	1.18%	1.15%	1.11%	1.07%	0.98%

Performing troubled debt restructurings	$6,949	$6,548	$3,620	$3,503	$5,050

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Quarterly Average Balance Sheet Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2015	2015	2015	2014	2014

Interest-bearing cash equivalents	$9,488	$12,398	$16,148	$20,542	$27,326
AFS securities and membership stock	135,706	136,063	147,433	155,506	156,172
Loans receivable, gross	1,063,851	1,050,087	1,040,371	1,030,821	950,060
Total interest-earning assets	1,209,045	1,198,548	1,203,952	1,206,869	1,133,558
Other assets	91,437	91,493	92,966	90,682	76,860
Total assets	$1,300,482	$1,290,041	$1,296,918	$1,297,551	$1,210,418

Interest-bearing deposits	$925,089	$933,444	$943,035	$920,566	$833,477
Securities sold under agreements to repurchase	25,885	27,442	26,256	23,475	24,599
FHLB advances	68,843	56,377	57,596	88,642	119,043
Subordinated debt	14,670	14,647	14,626	14,606	12,569
Total interest-bearing liabilities	1,034,487	1,031,910	1,041,513	1,047,289	989,688
Noninterest-bearing deposits	120,283	124,436	123,033	121,280	99,879
Other noninterest-bearing liabilities	11,473	802	754	658	2,087
Total liabilities	1,166,243	1,157,148	1,165,300	1,169,227	1,091,654

Preferred stock	20,000	20,000	20,000	20,000	20,000
Common stockholders' equity	114,239	112,893	111,618	108,324	98,764
Total stockholders' equity	134,239	132,893	131,618	128,324	118,764

Total liabilities and stockholders' equity	$1,300,482	$1,290,041	$1,296,918	$1,297,551	$1,210,418

	For the three-month period ended
Quarterly Summary Income Statement Data:	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2015	2015	2015	2014	2014

Interest income:
Cash equivalents	$7	$18	$16	$49	$34
AFS securities and membership stock	865	843	918	948	959
Loans receivable	13,098	12,955	12,975	13,361	12,225
Total interest income	13,970	13,816	13,909	14,358	13,218
Interest expense:
Deposits	1,785	1,800	1,756	1,703	1,601
Securities sold under agreements to repurchase	29	32	30	27	28
FHLB advances	317	304	301	333	339
Subordinated debt	135	134	125	133	121
Total interest expense	2,266	2,270	2,212	2,196	2,089
Net interest income	11,704	11,546	11,697	12,162	11,129
Provision for loan losses	618	659	837	862	827
Securities gains	-	-	3	3	-
Other noninterest income	2,202	2,398	2,091	2,184	1,980
Noninterest expense	7,988	8,002	8,091	8,590	7,602
Income taxes	1,665	1,718	1,497	1,460	1,381
Net income	3,635	3,565	3,366	3,437	3,299
Less: effective dividend on preferred shares	50	50	50	50	50
Net income available to common shareholders	$3,585	$3,515	$3,316	$3,387	$3,249

Basic earnings per common share (2)	$0.48	$0.47	$0.45	$0.46	$0.46
Diluted earnings per common share (2)	0.48	0.47	0.44	0.45	0.44
Dividends per common share (2)	0.090	0.085	0.085	0.085	0.085
Average common shares outstanding (2):
Basic	7,422,000	7,418,000	7,413,000	7,404,000	7,114,000
Diluted	7,454,000	7,524,000	7,604,000	7,593,000	7,308,000

Return on average assets	1.12%	1.11%	1.04%	1.06%	1.09%
Return on average common shareholders' equity	12.6%	12.5%	11.9%	12.5%	13.2%

Net interest margin	3.87%	3.85%	3.89%	4.03%	3.93%
Net interest spread	3.74%	3.73%	3.77%	3.92%	3.82%

Efficiency ratio	57.4%	57.4%	58.7%	59.9%	58.0%

(2) adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid January 30, 2015